Exhibit 3.2

TEXT OF AMENDMENTS TO
THE 2ND AMENDED AND RESTATED BYLAWS OF
XPO LOGISTICS, INC.

Adopted May 19, 2015

By action of the Board of Directors on March 25, 2015 and subject to the stockholders’ approval of amendments to Article VII of the Certificate of Incorporation, which was obtained on May 19, 2015, Sections 2, 4 and 5 of the 2nd Amended and Restated Bylaws of XPO Logistics, Inc. hereby are amended and restated to read as follows:

SECTION 2. QUALIFICATION; ELECTION; TERM. None of the directors need to be a stockholder of the Corporation or a resident of the State of Delaware. Each director shall be elected at the annual meeting of stockholders and hold office until the next annual meeting and until his successor shall be elected and qualified, subject, however, to such director’s prior death, resignation, retirement, disqualification or removal from office. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances and except in the case of a “contested election,” directors shall be elected by the affirmative vote of a majority of the votes cast at a stockholders meeting for the election of directors at which a quorum is present. For purposes of this Article III, Section 2, a “majority of the votes cast” means that the number of shares voted “for” a nominee exceeds the shares voted “against” the nominee, and abstentions and broker non-votes shall not be deemed to be votes cast for purposes of tabulating such vote. For purposes of this Article III, Section 2, a “contested election” shall mean any election of directors in which the number of nominees to be considered at the meeting exceeds the number of directors to be elected, with the determination thereof being made by the Secretary as of the close of the applicable notice of nomination period set forth in Article II, Section 12 of these Bylaws or under applicable law, based on whether one or more notice(s) of nomination were timely filed in accordance with said Section 12; provided, however, that the determination that an election is a “contested election” shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity. If by the day before the Corporation commences mailing (or, if furnished to stockholders electronically, commences electronic distribution or accessibility of) its notice of meeting for the meeting at which the nomination would be considered, one or more notices of nomination are withdrawn such that the number of nominees to be considered at the meeting no longer exceeds the number of directors to be elected, the election shall not be considered a contested election, but in all other cases, once an election is determined to be a contested election, directors shall be elected by a plurality of the votes cast at the meeting at which a quorum is present.

If a nominee for director is not elected and the nominee is an incumbent director and no successor has been elected at an annual meeting, the director shall promptly tender his resignation to the Board of Directors, subject to acceptance by the Board of Directors. The committee delegated responsibility for director nominations and governance matters shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the recommendation of any committee delegated responsibility for director nominations and governance matters, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. Any committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation shall not participate in the recommendation of the committee or the decision of the Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier death, resignation, retirement, disqualification or removal from office. If a director’s resignation is accepted by the Board of Directors pursuant to this Section 2 of Article III of these Bylaws, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may, in its sole discretion, fill the resulting vacancy pursuant to the provisions of Article III, Section 5 of these Bylaws or may decrease the size of the Board of Directors pursuant to the provisions of Article III, Section 3 of these Bylaws.

SECTION 4.  REMOVAL. Except as otherwise provided by the Certificate of Incorporation or applicable law, any director may be removed with or without cause by the affirmative vote of a majority in voting power of the outstanding stock entitled to vote on the election of such director.

SECTION 5. VACANCIES. Any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders and until his successor shall be elected and qualified, subject, however, to such director’s prior death, resignation, retirement, disqualification or removal from office. In no event will a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the Board of Directors, whether resulting from an increase in the number of directors or otherwise, shall be filled by the affirmative vote of a majority of the directors then holding office, even if less than a quorum, or by a sole remaining director.